Exhibit 99.1
For Immediate Release
FULL HOUSE RESORTS ANNOUNCES FAVORABLE COURT DECISION
Las Vegas — July 9, 2007 — Full House Resorts (AMEX: FLL) announced today a favorable court decision in the last remaining lawsuit related to its casino development project with the Nottawaseppi Huron Band of Potawatomi in the Battle Creek, Michigan area. A three judge panel of the Court of Appeals for the DC Circuit rejected the final claim raised by CETAC, a small anti-gaming group led by David Moore, and affirmed that the land taken into trust for the Tribe in December 2006 is properly designated its initial reservation under federal law.
After eight years of litigation, the decision affirmed the ruling entered several years ago by Judge Thomas Penfield Jackson of the United States District Court, who had already dismissed this claim. The ruling today is a culmination of rulings over the years which have rejected each and every one of the claims raised by CETAC in its effort to stall this development project which will bring needed jobs to the area, both in construction and operations. Perhaps more importantly, this project will assist this tribe in providing health care, housing, government services and jobs to its people.
Andre M. Hilliou, Chief Executive Officer of Full House Resorts, said “I am gratified by the decision of the court. We look forward to continuing our work with the Tribe to move this project forward as quickly as possible and to opening a first-class facility which will provide the Tribe and the community with a sustainable source of income from which the tribe can provide needed governmental services as well as serve as an economic stimulus to the local community.”
About Full House Resorts, Inc.
Full House owns, develops and manages gaming facilities. Full House owns the Stockman’s Casino and Holiday Inn Express in Fallon, Nevada which has 8,400 square feet of gaming space with approximately 280 gaming machines, 4 table games and a keno game. The casino has a bar, a fine dining restaurant and a coffee shop. The Holiday Inn Express has 98 guest rooms, indoor and outdoor swimming pools, a sauna, fitness club, meeting room and business center. Full House also receives a guaranteed fee from the operation of Midway Slots and Simulcast at the Delaware State Fairgrounds in Harrington, Delaware. Midway Slots and Simulcast has a total of over 1,500 gaming devices, a 350-seat buffet, a 50-seat diner, gourmet Steak House and an entertainment lounge. Midway is in the process of a $40 million remodeling and expansion, scheduled to open in the summer of 2007. Full House also has a management agreement with the Nottawaseppi Huron Band of Potawatomi Indians for the development and management of a first-class casino/resort with more than 2,000 gaming devices in the Battle Creek, Michigan area, which is currently in development. In addition, Full House has a Gaming Management Agreement with the Nambé Pueblo of New Mexico for the development of a coordinated entertainment venue centered on a 50,000 square foot casino and with the Northern Cheyenne Nation of Montana for the development and management of a 27,000 square foot gaming facility. Further information about Full House can be viewed on its web site at www.fullhouseresorts.com.

Forward-looking Statements
Some of the statements made in this release are forward-looking statements. These forward-looking statements are based upon Full House’s current expectations and projections about future events and generally relate to Full House’s plans, objectives and expectations for Full House’s business. Although Full House’s management believes that the plans and objectives expressed in these forward-looking statements are reasonable, the outcome of such plans, objectives and expectations involve risks and uncertainties including without limitation, regulatory approvals, financing sources and terms, integration of acquisitions, competition and business conditions in the gaming industry. Additional information concerning potential factors that could affect Full House’s financial condition and results of operations is included in the reports Full House files with the Securities and Exchange Commission, including, but not limited to, it’s Form 10-KSB for the most recently ended fiscal year.
For the foregoing reasons, readers and investors are cautioned that there also can be no assurance that the outcomes expressed in Full House’s forward-looking statements included in this release and otherwise will prove to be accurate. In light of the significant uncertainties inherent in such forward-looking statements, the inclusion of such information should not be regarded as a representation or warranty by Full House or any other person that Full House’s objectives and plans will be achieved in any specified time frame, if at all. Full House does not undertake any obligation to update any forward-looking statements or to announce revisions to any forward-looking statements.
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For further information, contact:
Mark Miller, Chief Financial Officer
Full House Resorts, Inc.
702-221-7800
www.fullhouseresorts.com
Or
William R. Schmitt
Integrated Corporate Relations
203-682-8200
investors@fullhouseresorts.com